Exhibit 10.6

Outsourcing Agreement
(English Translation)

Party A: Sale and Marketing Publishing House

Party B: Henan Xinhua Printing Factoy

In accordance with the Law of Contract in PRC, based on the mutual agreement of both parties, Party A authorizes Party B to print and produce the Sales edition of China Marketing magazine. The contract is subject to the following terms and conditions:

1.     Amount of Printing: One edition each month, each edition is about 100,000 copies. The actual amount of printed copies will be based on the request form provided and signed by Party A.

2.     Basic Information of the magazines:

1)     Size of the magazine: 210 mm x 285 mm

2)     Color printing of cover page and all inside text

3)     Sensitive layer on the cover page

3.     Paper Used: (1)     Cover Page: 157g double-side halftone paper

(2)     Text: 60g non-sensitive layer

(3)     Insert Page: 105g double sided halftone paper

4.     Packaging and Binding: By glue, base on the specific requirement of Party A.

5.     Settlement Price: (1) Cover Page: US$0.0275/4 pages copy; (2) Layer: US$0.0125/2 pages copy (3) Text: every 16 pages US$0.0625/copy

6.     Date of shipment: Party A will submit all the article through the internet to Party B. From the date Party B has received the final version of all the articles that need to be published on the current edition, Party B must ship the request copies to the place where Party A assigned. Before all the articles are finalized, Party B must follow the working procedure designed by Party A and delivery the sample of the magazine without any delay.

7.     Payment Method: Party A must pay Party B in full amount of payment within 60 days after the complete shipment. Party A can pay Party B by cash, check, cashier's check, letter of credit or any other method that can be accepted by the bank of Party B.

8.     In case of failing or delaying to submit the payment, Party A will pay Party B penalty fee at 5% of total payment due which will be calculated on a daily basis. Party A will compensate all the loss Party B experienced in accordance with the relevant law of PRC. Party A reserve the right to seek the compensation from Party B in accordance with the Contract Law at PRC at any delay of shipment or quality control problems caused by Party B.

9.     Quality of the magazine has to meet the general standard set by the Chinese Press and Publication Administration.

10.   The content of all articles provided by Party A has to comply with the rules and regulations of printing and producing set by Party B. Party A is fully responsible to the content of all articles provided to Party B. Party B has the responsibility to maintain confidentiality of the information provided by Party A, such as the original copies of articles, the content of all articles and the amount of printing of each month.

11.   The factory where Party B's facilities are located is assigned to be the place for the quality examination. Party B agrees to deliver the Magazine for Party A within the city of Zhengzhou with no additional charge

12.   During the term of this contract, in case of the wholesale price of paper increased more than 5%, Party A and Party B will amend this contract based on mutual consent.

13.   During the term of this contract, neither Party A nor Party B can unilaterally make changes or terminate this contact. Two months notice is required to any party that needs to terminate the contract, due to any uncontrollable causes. 14. The term of this contract is from January 1, 2007 to December 31, 2007.

Party A: Sale and Marketing Publishing House

Authorized Representative:

(Corporate Seal)

Date: December 30, 2006

Party B: Henan Xinhua Printing Factory

Authorized Representative:

(Corporate Seal)

Date: December 30, 2006